Exhibit 10.1
Anheuser-Busch InBev
Stock Options Grant of 25 November 2008
Terms and Conditions
US Participants

1	Definitions

When used in this document, the following terms are to have the meaning ascribed to them as indicated below, unless expressly indicated otherwise:

Banking Day	any day other than a Saturday, a Sunday or a public holiday in Belgium, on which banks in Belgium are open for business;

Board of Directors	the Board of Directors of Anheuser-Busch InBev;

Code of Dealing	the Anheuser-Busch InBev Dealing Code, as amended from time to time;

Committee	the Compensation and Nominating Committee of Anheuser-Busch InBev;

Data Controller	Anheuser-Busch InBev;

Data Processor	any third party designated by the Data Controller to process Personal Data on behalf of the Data Controller in accordance with Clause 17 for the implementation, administration and management of the Plan and the Shares register and Options register in electronic form;

Death Pro-Rata Options A	has the meaning given to it in Clause 7.7.1(i);

Death Pro-Rata Options B	has the meaning given to it in Clause 7.7.2(i);

Dismissal for Serious Cause	dismissal for serious cause as defined in the Belgian Law of 3 July 1978 or any other equivalent relevant local law, to the extent that they apply to the Participant concerned;

Dismissal Pro-Rata Options B	has the meaning given to it in Clause 7.3.2(ii);

Eligible Employee	an employee of Anheuser-Busch InBev or its majority-owned subsidiaries (within the meaning of Article 6 of the Belgian Code of Companies) who received an Offer Letter;

Exercise	the legal act whereby a Participant, by exercising Options acquires the Shares to which the Options relate;

Exercise Period A	the period running from 1 January 2014 to 24 November 2018 (inclusive);

Exercise Period B	the period running from 1 January 2019 to 24 November 2023 (inclusive);

Exercise Period A Starting Date	1 January 2014;

Exercise Period B Starting Date	1 January 2019;

Exercise Price	the price per Option A and Option B that a Participant must pay for the Exercise of his/her Options, and which is set out in the Offer Letter;

Expiry Date A	24 November 2018;

Expiry Date B	24 November 2023;

Form of Acceptance of Options	the form whereby an Eligible Employee accepts all or part of the Options or refuses the Options;

Anheuser-Busch InBev	Anheuser-Busch InBev SA/NV, with its registered office at Grand Place 1, B-1000 Brussels, Belgium;

Offer Date	25 November 2008;

Offer Letter	the letter whereby Anheuser-Busch InBev offers Options to an Eligible Employee;

Offer Period	the period starting on 25 November 2008 and ending on 24 February 2009 (inclusive).

Option A	the right to purchase from Anheuser-Busch InBev one existing Share during the Exercise Period A in accordance with these terms and conditions;

Option B	the right to purchase from Anheuser-Busch InBev one existing Share during the Exercise Period B in accordance with these terms and conditions;

Option Exercise Form	the notification in written and/or electronic format in the form determined by the Board of Directors, the Committee or any third party appointed by Anheuser-Busch InBev to that effect, whereby a Participant notifies Anheuser-Busch InBev or any third party designated by Anheuser-Busch InBev to that effect of his/her decision to Exercise all or part of his/her Options in accordance with Clause 6.4;

Options	the Options A and Options B which have been offered to an Eligible Employee and which have been accepted by the Eligible Employee through the returning to Anheuser-Busch InBev in due time of a duly completed Form of Acceptance of Options;

Outsourcing	a situation whereby (i) a Participant is dismissed by Anheuser-Busch InBev or a subsidiary of Anheuser-Busch InBev in the framework of a collective dismissal (in the meaning of the Belgian Law of 13 February 1998 or its equivalent in the jurisdiction of the Participant) and is re-employed, together with the other persons who have been likewise dismissed, by a third party company which is not an affiliate of Anheuser-Busch InBev and which is providing services to Anheuser-Busch InBev; or (ii) a Participant is transferred by Anheuser-Busch InBev or a subsidiary of Anheuser-Busch InBev in the framework of the Belgian Collective Bargaining Agreement n°32bis of 7 June 1985 (or its equivalent in the jurisdiction of the Participant) to a third party company which is not an affiliate of Anheuser-Busch InBev and which is providing services to Anheuser-Busch InBev;

Outsourcing Pro-Rata Options B	has the meaning given to it in Clause 7.4.2(ii);

Participant	any Eligible Employee who has completed and returned to Anheuser-Busch InBev a Form of Acceptance of Options in due time and who has accepted all or part of the Options, or any Successor to whom Options have been transferred in accordance with these terms and conditions;

Performance Test		on any Observation Date.

where:

	Total Net Debt	means the “Total Net Debt” (as defined in Clause 25.1 of the Senior Facilities Agreement) on the relevant Observation Date;

	EBITDA	means “EBITDA” (as defined in Clause 25.1 of the Senior Facilities Agreement) for the financial year ending on the relevant Observation Date;

	Observation Date	means 31 December 2009, 2010, 2011, 2012 and 2013;

Personal Data	each item of information relating to a Participant;

Plan	the present Anheuser-Busch InBev Stock Option Plan;

Prohibited Period	any period defined as such in the Code of Dealing;

Senior Facilities Agreement	the US$45,000,000,000 senior facilities agreement dated 12 July 2008 between, inter alia, Anheuser-Busch InBev as original borrower and certain financial institutions as mandated lead arrangers and bookrunners; Participants may obtain a copy of the Senior Facilities Agreement from their respective local People Officer;

Share	an ordinary share of Anheuser-Busch InBev;

Successor	the successor of a Participant as determined under the applicable law of succession and/or the persons designated by a Participant, in accordance with the applicable law of succession, to inherit the rights of the Participant under the Plan after the death of the Participant;

Trading Day	any day on which the regulated market of Euronext Brussels is open for trading.
2	Approval of the Plan Documentation

The Plan forms part of an agreement between the Participant and Anheuser-Busch InBev. By returning to Anheuser-Busch InBev a completed and signed Form of Acceptance of Options in due time, the Participant unconditionally agrees to be bound by these terms and conditions.

3	Confirmation by Shareholders’ Meeting

The Options are granted subject to the confirmation of the Plan by the Annual Shareholders’ Meeting of Anheuser-Busch InBev at its meeting relating to the financial year ending on 31 December 2008.

4	Acceptance of the Options

4.1	Full or partial acceptance

An Eligible Employee to whom Options A and Options B are being offered has the possibility of accepting only part of them. In case of partial acceptance, the Eligible Employee must accept the same number of Options A and Options B. To that effect, the Eligible Employee shall mention in the Form of Acceptance of Options the exact number of accepted Options A and Options B. If an Eligible Employee accepts only part of the Options A and Options B, he/she shall be deemed to have refused the other Options A and Options B offered to him/her.

4.2	Mode of acceptance

The Eligible Employee shall complete, date and sign the Form of Acceptance of Options attached to the Offer Letter communicated to him/her by Anheuser-Busch InBev and return it to the address indicated on it. The completed Form of Acceptance of Options must reach Anheuser-Busch InBev, or any third party designated by it to that effect, as set out in the Offer Letter.

Failure to return the completed, dated and signed Form of Acceptance of Options as set out in the Offer Letter will be deemed to constitute a refusal by the Eligible Employee of all Options A and Options B offered to him/her.

5	Transferability

Except for transfers as a result of death (see Clause 7.7 below), Options may not be transferred or encumbered with any security, pledge or other right, or otherwise pass to any third party.

6	Exercise of the Options

6.1	Exercise Price

The Exercise Price of the Options is specified in the Offer Letter.
6.2	Exercise Period
6.2.1	Subject to Clauses 6.3 and 7, the Options A may be exercised only during the Exercise Period A. The Options A that are not exercised within the Exercise Period A automatically expire and become null and void.

6.2.2	Subject to Clauses 6.3 and 7, the Options B may be exercised only during the Exercise Period B. The Options B that are not exercised within the Exercise Period B automatically expire and become null and void.
6.3	Exercise limitations
6.3.1	The Options cannot be exercised before the Performance Test is met by Anheuser-Busch InBev on one of the Observation Dates.

The Performance Test will be carried out, and the outcome of the test will be communicated to the Participants, as soon as practicable after the Performance Test has been met, and at the latest after the publication by Anheuser-Busch InBev of its annual results relating to the financial years ending on 31 December 2013.

An explanation of the Performance Tests may be obtained by the Participants from their respective local People Officer.

The Options shall automatically become null and void if the Performance Test has not been met at the latest at 31 December 2013.

6.3.2	The Options may not, under any circumstances, be exercised during a Prohibited Period or in breach of any applicable laws prohibiting insider dealing.
6.4	Terms of Exercise

An Option will be deemed exercised upon receipt by Anheuser-Busch InBev, or any other person designated to that effect by Anheuser-Busch InBev, at any time during the Exercise Period A or the Exercise Period B, as applicable (but not later than 2:00 p.m. Brussels time on the last Banking Day of the Exercise Period A or the Exercise Period B, as applicable), of the following:
6.4.1	a duly completed Option Exercise Form explicitly mentioning the number of Options being exercised;

6.4.2	any other statements and documents that the Chairman of the Board of Directors, the Committee or any other person designated to that effect by the Committee, deems necessary or desirable in order to comply with all applicable legal and regulatory provisions.
6.5	Payment of the Exercise Price
6.5.1	Full payment of the Exercise Price (as well as related costs, taxes and duties, if any) must take place at the latest five (5) Banking Days after the date of exercise, in the manner indicated on the Option Exercise Form. Transfer of ownership of the Shares will occur upon receipt by Anheuser-Busch InBev of the Exercise Price. However, if applicable, transfer of ownership may be postponed until payment by the Participant of all amounts and taxes due in the framework of any tax equalisation arrangement relating to the Plan.

6.5.2	Anheuser-Busch InBev may, at its discretion, set up a mechanism of “cashless” Exercise whereby a Participant may elect to simultaneously Exercise Options and sell the Shares underlying the exercised Options. In that case, the Exercise Price will be paid to Anheuser-Busch InBev from the proceeds of the sale of the Shares, in accordance with Clause 6.5.1.
By opting for a cashless Exercise, the Participant:
(i)	instructs the financial intermediary appointed by Anheuser-Busch InBev to sell on the market the Shares underlying the exercised Options; and

(ii)	instructs Anheuser-Busch InBev to: (i) deliver, on the Participant’s behalf, the Shares underlying the exercised Options to such financial intermediary for their sale on the market; and (ii) collect from that financial intermediary the proceeds of the sale of those Shares.
Following the delivery of the Shares by Anheuser-Busch InBev to the financial intermediary, the obligation of Anheuser-Busch InBev to deliver Shares (or the sale proceeds thereof) to the Participant will be set off against the obligation of the Participant to pay the Exercise Price to Anheuser-Busch InBev. Any amount in excess of the Exercise Price collected by Anheuser-Busch InBev, after payment of all applicable costs, fees and taxes due by the Participant and, if applicable, any amount due by the Participant in the framework of any tax equalisation arrangement relating to the Plan, as a result of the cashless exercise, will be transferred to the Participant.

6.5.3	If the Participant fails to pay the Exercise Price within the timeframe provided in Clause 6.5.1, he/she thereby authorises Anheuser-Busch InBev to sell the Shares underlying the Options so exercised. The sale will take place on the sixth (6th) Banking Day after the date of exercise. The proceeds of the sale of the Shares will be applied in the following order: first, payment of all costs, fees and taxes due as a result of the Exercise and the sale of the Shares; secondly, payment of the Exercise Price to Anheuser-Busch InBev; thirdly, payment of the remaining sale proceeds to the Participant.

However, the Exercise will be automatically cancelled should Anheuser-Busch InBev consider that the sale proceeds would be insufficient to cover: (i) the Exercise Price to be paid to Anheuser-Busch InBev; and (ii) the costs, fees and taxes that would be due by the Participant as a result of the Exercise and the sale of the Shares.
7	Expiry of the Options before the end of the Exercise Period A or the Exercise Period B and situation upon Termination of Service

7.1	Default under the Senior Facilities Agreement

In case of a default by Anheuser-Busch InBev or any of its subsidiaries under the Senior Facilities Agreement, which has not been cured or waived in accordance with the provisions of the Senior Facilities Agreement, all Options not yet exercised will automatically expire and become null and void on the date such default has occurred.

Anheuser-Busch InBev will, as soon as practically possible, inform the Participants of the occurrence of any default under the Senior Facilities Agreement, which has not been cured of waived.

7.2	Resignation and dismissal for serious cause
7.2.1	Options A

Upon resignation or Dismissal for Serious Cause of a Participant:
(i)	all Options A which are not exercisable under Clauses 6.2 and 6.3.1 above on the date of the end of the employment contract automatically expire and become null and void; and

(ii)	all Options A which are exercisable under Clauses 6.2 and 6.3.1 above on the date of the end of the employment contract remain exercisable in accordance with these terms and conditions.
The above rules apply notwithstanding any recourse which might be introduced by a dismissed Participant against such dismissal.
7.2.2	Options B

Upon resignation or Dismissal for Serious Cause of a Participant the rules set out in Clause 7.2.1 apply to the Options B.
7.3	Dismissal other than for serious cause and retirement or “pre-pension” before the age of 60
7.3.1	Options A

Upon dismissal of a Participant other than for serious cause or in case of retirement or “pre-pension” of a Participant before the age of 60:
(i)	if the employment contract ends before the Exercise Period A Starting Date, all Options A automatically expire and become null and void;

(ii)	if the employment contract ends during the Exercise Period A all Options A remain exercisable in accordance with these terms and conditions.
The above rules apply notwithstanding any recourse which might be introduced by a dismissed Participant against such dismissal.
7.3.2	Options B

Upon dismissal of a Participant other than for serious cause or in case of retirement or “pre-pension” of a Participant before the age of 60:
(i)	if the employment contract ends before the Exercise Period A Starting Date, all Options B automatically expire and become null and void;

(ii)	if the employment contract ends on or after the Exercise Period A Starting Date but before the Exercise Period B Starting Date, a portion of the Options B (the “Dismissal Pro-Rata Options B”) will remain exercisable by the Participant in accordance with these terms and conditions, provided that, if so requested by Anheuser-Busch InBev, the Participant enters into a non-competition agreement. The modalities of the non-competition agreement will be agreed upon after the employment contract has ended.

The number of Dismissal Pro-Rata Options B will be calculated on the basis of the following formula:

PRO	=	Ob x M 120
PRO means the number of Dismissal Pro-Rata Options B

Ob means the number of Options B
M                means the number of full calendar months of employment of the Participant within the Anheuser-Busch InBev group during the period from the Offer Date until the end of the employment contract.
Options which do not qualify as Dismissal Pro-Rata Options automatically expire and become null and void; and
(iii)	if the employment contract ends during the Exercise Period B, all Options B remain exercisable in accordance with these terms and conditions.
The above rules apply notwithstanding any recourse which might be introduced by a dismissed Participant against such dismissal.
7.4	Outsourcing
7.4.1	Options A

In the case of Outsourcing:
(i)	if the date of Outsourcing occurs before the Exercise Period A Starting Date, all Options A automatically expire and become null and void;

(ii)	if the date of Outsourcing occurs during the Exercise Period A all Options A remain exercisable in accordance with these terms and conditions.
The above rules apply notwithstanding any recourse which might be introduced by a dismissed Participant against such Outsourcing.

7.4.2	Options B
(i)	if the date of Outsourcing occurs before the Exercise Period A Starting Date, all Options B automatically expire and become null and void;

(ii)	if the date of Outsourcing occurs on or after the Exercise Period A Starting Date but before the Exercise Period B Starting Date, a portion of the Options B (the “Outsourcing Pro-Rata Options B”) will remain exercisable by the Participant in accordance with these terms and conditions, provided that, if so requested by Anheuser-Busch InBev, the Participant enters into a Non-Competition Agreement. The modalities of the Non-Competition Agreement will be agreed upon after the effective date of Outsourcing.

The number of Outsourcing Pro-Rata Options B will be calculated on the basis of the following formula:

PRO	=	Ob x M 120
PRO means the number of Outsourcing Pro-Rata Options B

Ob means the number of Options B
M                means the number of full calendar months of employment of the Participant within the Anheuser-Busch InBev Group during the period from the Offer Date until the date of effective Outsourcing.

Options which do not qualify as Outsourcing Pro-Rata Options automatically expire and become null and void; and

(iii)	if the date of Outsourcing occurs during the Exercise Period B all Options B remain exercisable in accordance with these terms and conditions.
The above rules apply notwithstanding any recourse which might be introduced by a dismissed Participant against such Outsourcing.
7.5	Retirement at or after the age of 60 or termination following permanent disability
7.5.1	Options A

In the case of retirement at or after the age of 60 or in the case of termination following permanent disability:
(i)	all Options A which are not exercisable under Clauses 6.2 and 6.3.1 above on the date of the end of the employment contract may be exercised by the Participant in accordance with these terms and conditions provided that, if so requested by Anheuser-Busch InBev, the Participant enters into a Non-Competition Agreement. The modalities of the Non-Competition Agreement will be agreed upon after the employment contract has ended; and

(ii)	all Options A which, on the date of the end of the employment contract, are exercisable according to Clauses 6.2 and 6.3.1 above remain exercisable in accordance with these terms and conditions.
7.5.2	Options B

In the case of retirement at or after the age of 60 or in the case of termination following permanent disability the rules set out in Clause 7.5.1 apply to the Options B.
7.6	The notions of retirement, “pre-pension” and permanent disability are to be defined by reference to the law governing the employment contract or, alternatively, by the pension plan rules in the relevant jurisdiction or, if applicable, by the directorship of the Participant.

7.7	Death
7.7.1	Options A

In the case of death of a Participant:
(i)	a portion of the Options A inherited or otherwise acquired as a result of the Participant’s death which are not exercisable under Clauses 6.2 and 6.3.1 above, will remain exercisable in accordance with these terms and conditions (the “Death Pro-Rata Options A”). The number of Death Pro-Rata Options A will be calculated on the basis of the following formula:

PRO	=	Ob x M 60
PRO means the number of Death Pro-Rata Options A

Ob means the number of Options A
M                means the number of full calendar months of employment of the deceased Participant within the Anheuser-Busch InBev Group during the period from the Offer Date until the date of death.

Options A which do not qualify as Death Pro-Rata Options A automatically expire and become null and void; and
(ii)	all Options A which, at the date of death of the Participant, are exercisable according to Clauses 6.2 and 6.3.1 above remain exercisable by the Successors in accordance with these terms and conditions.
7.7.2	Options B

In the case of death of a Participant:
(i)	a portion of the Options B inherited or otherwise acquired as a result of the Participant’s death which are not exercisable under Clauses 6.2 and 6.3.1 above, will remain exercisable in accordance with these terms and conditions (the “Death Pro-Rata Options B”). The number of Death Pro-Rata Options B will be calculated on the basis of the following formula:

PRO	=	Ob x M 120
PRO means the number of Death Pro-Rata Options B

Ob means the number of Options B
M                means the number of full calendar months of employment of the deceased Participant within the Anheuser-Busch InBev Group during the period from the Offer Date until the date of death.
Options B which do not qualify as Death Pro-Rata Options B automatically expire and become null and void; and
(ii)	all Options B which, at the date of death of the Participant, are exercisable according to Clauses 6.2 and 6.3.1 above remain exercisable by the Successors in accordance with these terms and conditions.
8	Amendment to the Capital Structure and Anti-dilution Measures

Anheuser-Busch InBev expressly reserves the right to proceed with corporate changes that have an impact on its capital, such as capital increases, including by incorporation of reserves in the capital, capital decreases, issuance of convertible bonds, subscription rights or options, stock splits or reverse stock splits, combinations or reclassifications of the Shares, mergers, (partial) demergers, as well as the right to amend the clauses in the articles of association governing the allocation of profits or liquidation boni.

In the event that such corporate changes would have an unfavourable effect on the Options, the Exercise Price and/or the number of Options and/or the number of Shares to which the Options give rights will be adjusted for the purpose of safeguarding the interests of the holders of Options, as determined at the sole discretion of the Board of Directors, subject to any required action by the Shareholders’ Meeting of Anheuser-Busch InBev. The terms of such adjustment will be communicated to the Participants in due time.

In the event that Anheuser-Busch InBev would be merged into another company, the rights and obligations of Anheuser-Busch InBev under the Plan will automatically be transferred to the absorbing company and the Options will no longer give the Participants the right to purchase Shares but instead the right to purchase shares of the absorbing company. The number of shares of the absorbing company to which each Option will give right will be determined at the sole discretion of the Board of Directors and communicated to the Participants in due time.
9	Nature and characteristics of the Shares
9.1	General

The Shares to be purchased upon exercise of the Options are existing ordinary shares of Anheuser-Busch InBev with all rights and benefits generally attached to such Shares. Anheuser-Busch InBev will, at its discretion, deliver Shares in dematerialised form or in registered form.

9.2	Dividends

The Shares acquired upon Exercise of Options give rights to the dividends paid on such Shares after the date of Exercise.

9.3	Transferability

The Shares acquired upon Exercise are not subject to any transfer restrictions under the rules of the Plan.

The Shares are “restricted securities” under U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold except pursuant to an effective registration statement under the Securities Act or an available exemption from registration under the Securities Act, in each case, in accordance with any applicable securities laws of any state or territory of the United States and of any other jurisdiction.

10	Expenses and Taxes

All costs related to the attribution of the Options and the delivery of the Shares will be paid by Anheuser-Busch InBev, except taxes on stock exchange transactions and income taxes on the income received by the Participants in connection with the offering, the ownership or the exercise of the Options and with the acquisition of the Shares. All financing costs related to the acquisition of the Shares are to be paid by the Participants. The Participants shall ensure that the bank account of Anheuser-Busch InBev is credited with the net amount.

11	Administration of the Plan

11.1	Delegation to the Committee

The Board of Directors may delegate part or all powers under the Plan to the Committee. In the case of a delegation of powers, the Committee shall: (i) be responsible for the general administration of the Plan in accordance with the provisions thereof, under the supervision of the Board of Directors; and (ii) be authorised to establish rules for the administration, interpretation and application of the Plan and, if necessary, to interpret, amend and cancel these rules, in compliance with these terms and conditions.

In the case of a delegation of powers, the Board of Directors will retain full authority to exercise all the rights and obligations of the Committee under the Plan at any time whatsoever, or to delegate them to another committee constituted by the Board of Directors.

11.2	(Sub-)delegation to any third party

The Board of Directors and the Committee may (sub-)delegate certain well-specified powers to any third party they deem appropriate.

In the case of a (sub-)delegation of powers, the Board of Directors and the Committee will retain full authority to exercise all the rights and obligations so delegated.

12	Electronic Register and Electronic Evidence

12.1	Electronic options register

The Options may be recorded in an options register in electronic form, the maintenance of which may be outsourced by Anheuser-Busch InBev to a third party.

12.2	Electronic evidence

Electronic instructions, orders, statements and communications between a Participant, Anheuser-Busch InBev, Anheuser-Busch InBev affiliates and any third party to which powers have been sub-delegated by Anheuser-Busch InBev for the administration of the Plan will have the same legal status as written instructions, orders, statements and communications. The written recording or the written reproduction of electronic orders, instructions, statements and communications received by Anheuser-Busch InBev, Anheuser-Busch InBev affiliates and any third party to which powers have been sub-delegated by Anheuser-Busch InBev for the administration of the Plan, will constitute conclusive evidence between the Participant, Anheuser-Busch InBev, Anheuser-Busch InBev affiliates and any third party to which powers have been sub-delegated by Anheuser-Busch InBev for the administration of the Plan, unless evidence to the contrary is provided by the Participant.

13	Matrimonial Regime

In the event that the matrimonial regimes of Participants confer ownership or other rights on their spouses with respect to the Options, those Participants undertake that their spouses shall appoint them as their sole representatives for all matters arising in relation to the Options.

14	Death

In the event of a Participant’s death, any Successor acquiring Options shall inform Anheuser-Busch InBev of the Participant’s death as soon as possible and at the latest one month from the date of death.

15	Modification of the Terms and Conditions

The Board of Directors may unilaterally modify at any time the practical and/or accessory modalities of the terms and conditions. It may also unilaterally modify the terms and conditions when such modifications are required to comply with any change in legislation.

16	Nature of the Plan

Notwithstanding any provisions to the contrary included in the terms and conditions, the Offer Letter, the Form of Acceptance of Options or any other document relating to the Plan:

16.1	the acquisition of Shares by the Participant is unrelated to his occupational pension rights or pension claims, so that this acquisition cannot affect these occupational pension rights and claims;

16.2	the Plan, the Offer Letter and the Form of Acceptance of Options or any other document relating to the Plan do not confer upon the Participant any right to continued employment for any period of specific duration or interfere with or otherwise restrict in any way the rights of Anheuser-Busch InBev or its subsidiaries to terminate the Participant’s employment according to the applicable regulations in respect of termination thereof; and

16.3	the grant of Options cannot be considered as a right acquired for the future.

17	Privacy

The Data Controller is responsible for the collection and processing of Personal Data as is necessary for the setting-up and administration of the Plan and the Options register of Anheuser-Busch InBev in electronic form.

The Personal Data collected by way of the Form of Acceptance of Options and the Option Exercise Form will be used exclusively for the purposes of the administration of the Plan and the maintenance of the Options register of Anheuser-Busch InBev in electronic form.

The Data Controller can transfer the Personal Data to the Data Processor and the employer of the Participant for the above purposes. Such recipients may be located in jurisdictions outside the European Economic Area that may not provide an adequate level of personal data protection.

The Data Controller and the Data Processor shall abide by the Belgian law of 8 December 1992 on privacy protection in relation to the processing of personal data, as amended from time to time, and its implementing decrees.

Through their signature of the Form of Acceptance of Options, the Participants give their consent to the collection and processing of their Personal Data.

The Participants have the right to access and correct their Personal Data by sending a written and signed request to their local People officer.

18	Severability

If any provision in this document is held to be illegal, invalid or unenforceable, in whole or in part, under any applicable law, that provision will be deemed not to form part of this document, and the legality, validity or enforceability of the remainder of this document will not be affected.

19	Applicable Law

The Options, the Shares and these terms and conditions are governed by Belgian law. Any dispute relating thereto is to be submitted to the exclusive jurisdiction of the competent Belgian courts.